_________________________________________________________________
                                REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                            ORION CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               Delaware 95-6069054
                 (State or other jurisdiction of (I.R.S.Employer
              incorporation or organization) Identification Number)

             9 Farm Springs Road, Farmington, Connecticut 06032-2504
               (Address of Principal Executive Offices) (Zip Code)

                            Orion Capital Corporation
                    Retirement Savings Plan for Employees of
                       Guaranty National Insurance Company
                              (Full Title of Plan)

                                 John J. McCann
                Executive Vice President, Chief Legal Officer and
                                    Secretary
                            Orion Capital Corporation
                               9 Farm Springs Road
                          Farmington, Connecticut 06032
                     (Name and Address of Agent for Service)
                                 (860) 674-6600
          (Telephone Number, Including Area Code, of Agent of Service)
               ---------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

--------------- ----------- -------------- -------------- ----------------
                              Proposed       Proposed
  Title of                    Maximum        Maximum
 Securities     Amount to   Offering Price   Aggregate       Amount of
    to be          be       Per Share (2)  Offering Price Registration Fee
 Registered     Registered
                  (1)
--------------- ----------- -------------- -------------- ----------------

Common Stock,    250,000        $36.6875    $9,171,875      $2,705.70
$1.00 par value
per share
-------------------- ------ -------------- -------------- ----------------

(1) The 250,000 shares of Common Stock being registered hereby will be issuable from time to time by Orion Capital Corporation (the "Company") to employees participating in the Company's Retirement Savings Plan for Employees of Guaranty National Insurance Company. In addition to the 250,000 shares of Common Stock indicated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable as a result of anti-dilution adjustments made under the Retirement Savings Plan for Employees of Guaranty National Insurance Company and pursuant to the Company's stockholder rights plan.

(2) The maximum offering price per share used to calculate the registration fee with respect to the 250,000 shares of Common Stock issuable under the Retirement Savings Plan for Employees of Guaranty National Insurance Company was estimated pursuant to Rule 457(h) under the Securities Act using the average of the high and low prices per share of the Common Stock reported on the New York Stock Exchange on September 3, 1998.

           PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Orion Capital Corporation Retirement Savings Plan for Employees of Guaranty National Insurance Company (the "Plan"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) Prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.        Incorporation of Documents by Reference

        The documents listed below are incorporated by reference herein, and all documents subsequently filed by Orion Capital Corporation ("Registrant") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

   o  Registrant's  Annual  Report on Form 10-K for the year ended  December 31,
      1997.

   o Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

   o Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

   o The description of Registrant's Common Stock and its preferred stock purchase rights associated with the Common Stock, contained in its registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

   The consolidated financial statements and schedules of the Registrant included in the Registrant's Annual Report on Form 10-K for the year ended
December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.



Item 5.        Interests of Named Experts and Counsel

     The validity of the securities have been passed upon by John J. McCann, Esq., Executive Vice President, Chief Legal Officer and Secretary for the Registrant. Mr. McCann beneficially owns Common Stock and options to purchase Common Stock.


Item 6.        Indemnification of Directors and Officers

   Article IX of Registrant's By-Laws requires indemnification of Registrant's directors and officers to the full extent permitted by the Delaware General Corporation Law (the "Law") and provides for the advancement of defense expenses provided the director or officer agrees to repay the advance if it is ultimately determined that he is not entitled to indemnification. Article IX also provides that the indemnification provided by the By-Laws is not exclusive. Section 145(a) of the Law provides in general that a corporation may indemnify anyone who is or may be a party to a legal proceeding by reason of his service as a director or officer against expenses, adjustments, fines and settlement payments actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, as to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Law provides similarly where the proceeding is by or in the right of the corporation to procure a judgment in its favor. Section 145(g) of the Law allows a corporation to maintain insurance on behalf of any officer or director against any liability incurred by him in such capacity, whether or not the corporation would have the power to indemnify him against such liability under the Law. Registrant maintains such directors and officers liability insurance coverage.

        Each of Registrant's directors has entered into an indemnity agreement with Registrant which (i) confirms the indemnity set forth in the By-laws and gives assurances that such indemnity will continue to be provided despite any By-law changes and (ii) provides, subject to certain conditions, that the director shall be indemnified to the fullest possible extent permitted by law against all expenses, judgments, fines and settlement amounts incurred or paid by him in any proceeding.

        As permitted by Section 102(b)(7) of the Law, Article VII of Registrant's Certificate of Incorporation eliminates personal liability of any director to Registrant and its stockholders for breach of the director's fiduciary duty of care, except where the director has breached his duty of loyalty, acted in bad faith, engaged in intentional or knowing misconduct, negligently or willfully declared an improper dividend or effected an unlawful stock repurchase or redemption, or obtained an improper personal benefit.


Item 8.        Exhibits

        4.0 Orion Capital Corporation Retirement Savings Plan for Employees of Guaranty National Insurance Company 5.0 Opinion of John J. McCann, Esq.

        15.0   Letter in Lieu of Consent of Deloitte & Touche LLP

        23.1   Consent of Deloitte & Touche LLP

        23.2   Consent of John J. McCann, Esq. (incorporated in Exhibit 5)


Item 9.        Undertakings

        (a)    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned  Registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Farmington, State of Connecticut, on this 28th day of May, 1998.


                            ORION CAPITAL CORPORATION



                            By:     /S/W. Marston Becker
                                    W. Marston Becker
                                    Chairman of the Board and
                                    Chief Executive Officer of the
                                    Company

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated:

     Signature                 Title                   Date

/S/ W. Marston Becker
   ----------------------
W. Marston Becker          Chairman of the Board     May 28, 1998
                           and Chief Executive
                           Officer of the Company


/S/ Donald W. Ebbert, Jr.
   ----------------------
Donald W. Ebbert, Jr.     Executive Vice President   May 28, 1998
                          and Chief Financial
                          Officer


/S/ Gordon F. Cheesbrough
   ----------------------
Gordon F. Cheesbrough     Director                   May 28, 1998


/S/ John C. Colman
   ----------------------
John C. Colman            Director                   May 28, 1998


/S/ David H. Elliott
   ----------------------
David H. Elliott          Director                   May 28, 1998


/S/ Victoria  R. Fash
   ----------------------
Victoria R. Fash          Director                   May 28, 1998


/S/ Robert   H. Jeffrey
   ----------------------
Robert H. Jeffrey         Director                   May 28, 1998


/S/ Gordon   W. Kreh
   ----------------------
Gordon W. Kreh            Director                   May 28, 1998


----------------------
Warren R. Lyons           Director


----------------------
James K. McWilliams       Director


/S/ Ronald W. Moore
----------------------
Ronald W. Moore           Director                    May 28, 1998


/S/ William W. Weaver
----------------------
William W. Weaver         Director                    May 28, 1998

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